                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                         JACOBS ENGINEERING GROUP INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         JACOBS ENGINEERING GROUP INC.
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:
    (2) Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
    (4) Proposed maximum aggregate value of transaction:

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration No:

(3) Filing Party:

(4) Date Filed:

                         JACOBS ENGINEERING GROUP INC.
                             251 South Lake Avenue
                           Pasadena, California 91101

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                              AND PROXY STATEMENT

TO OUR SHAREHOLDERS

  The Annual Meeting of Shareholders of Jacobs Engineering Group Inc. will be held on Tuesday, February 14, 1995 at 3:30 p.m. at 251 South Lake Avenue, First Floor Conference Center, Pasadena, California, for the following purposes:

    1. To elect four directors to hold office until the 1998 annual meeting;

    2. To approve the appointment of Ernst & Young LLP as independent accountants to audit the accounts of the Company for the fiscal year ending September 30, 1995; and

    3. To act upon such other matters as may properly come before the meeting.

  The shareholders of record at the close of business on January 5, 1995 will be entitled to vote at such meeting and any adjournment thereof. This notice and proxy statement and the accompanying proxy are being mailed to such shareholders on or about January 12, 1995. The stock transfer books will not close.

                                        By Order of the Board of Directors

                                        Robert M. Barton
                                        Secretary

Dated: January 5, 1995

  YOU ARE URGED TO DATE, SIGN, AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                         JACOBS ENGINEERING GROUP INC.
                             251 South Lake Avenue
                           Pasadena, California 91101

                               ----------------

                                PROXY STATEMENT

  This proxy statement is furnished in connection with the solicitation by the Board of Directors of Jacobs Engineering Group Inc., a Delaware corporation (the "Company"), of proxies to be used at the annual meeting of shareholders of the Company to be held February 14, 1995, and any adjournment thereof. The expense of the solicitation will be paid by the Company. Some officers and regular employees may solicit proxies personally and by telephone if deemed necessary. The proxy is revocable by you by written notice to the Secretary of the Company at any time prior to the exercise of the authority granted thereby or by your being present at the meeting and electing to vote in person.

  The holders of common stock of record at the close of business on January 5, 1995, the record date fixed by the Board of Directors (the "Record Date"), will be entitled to one vote per share on all business of the meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business at the meeting. This proxy statement and the accompanying proxy are being mailed on or about January 12, 1995 to the shareholders of record on the Record Date. As of the Record Date the Company had 25,115,907 shares of common stock outstanding.

  In connection with the solicitation of proxies by the Board of Directors for the Annual Meeting of Shareholders, the Board of Directors has designated Joseph J. Jacobs, Noel G. Watson and Robert M. Barton as proxies. Shares represented by all properly executed proxy cards received in time for the meeting will be voted in accordance with the choice specified on the proxy card. Unless contrary instructions are indicated on the proxy card, the shares of common stock will be voted FOR the election of the nominees listed below under "1. Election of Directors". Where no choice is specified, the shares of common stock will be voted FOR the approval of the appointment of Ernst & Young LLP as the independent auditors for the Company for the year ending September 30, 1995 as described under "2. Approval of Ernst & Young LLP as Auditors", below. The Board of Directors is not aware of any other issue to be brought before the meeting. If other matters are properly brought before the meeting, then the proxies will vote in accordance with their best judgment.

  Votes cast by proxy or in person at the annual meeting will be tabulated by the inspectors of election appointed for the meeting who will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, then those shares will not be considered as present and entitled to vote with respect to that matter.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

  The following tables, based in part upon information supplied by officers, directors and principal shareholders, set forth certain information regarding the ownership of the common stock of the Company as of the Record Date by (i) all those persons known by the Company to be beneficial owners of more than five percent of the outstanding common stock of the Company; (ii) each director; (iii) each executive officer named in the compensation tables, below ("Named Executive Officer"); and (iv) all officers and directors of the Company as a group. Unless otherwise indicated, each of these shareholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS (a)

                                                          AMOUNT
                                                            AND       PERCENT
                                                         NATURE OF      OF
   NAME AND ADDRESS                                      OWNERSHIP     CLASS
   ----------------                                      ---------    -------
   Joseph J. Jacobs..................................... 4,348,000     17.3%
   251 S. Lake Avenue
   Pasadena, California 91101
   Wilshire Oil Company of Texas........................ 1,482,760(b)   5.9%(b)
   921 Bergen Avenue
   Jersey City, New Jersey 07306
   Capital Guardian Trust Co. .......................... 1,444,500      5.8%
   333 S. Hope Street
   Los Angeles, California 90071

--------
(a) Security ownership information for beneficial owners is taken from statements filed with the Securities and Exchange Commission pursuant to Sections 13(d), (f) and (g) and other information made known to the Company.
(b) In an amendment to its Schedule 13D dated March 24, 1994, Wilshire Oil Company of Texas reported that it had sole voting and dispositive power over all shares.

SECURITY OWNERSHIP OF DIRECTORS, NOMINEES AND NAMED EXECUTIVE OFFICERS

                NAME OF                  AMOUNT OF COMMON STOCK   PERCENT
            BENEFICIAL OWNER              BENEFICIALLY OWNED(A)  OF CLASS(B)
            ----------------             ----------------------  ----------
Joseph F. Alibrandi.....................           2,750(c)            *(c)
Robert M. Barton........................          11,638(c)            *(c)
James E. Berkley........................          10,443(d)            *(d)
Peter H. Dailey.........................           2,750(c)            *(c)
Robert B. Gwyn..........................             --              --
Joseph J. Jacobs........................       4,348,000            17.3%
Linda K. Jacobs.........................         281,470(c)          1.1%(c)
William R. Kerler.......................          47,717(d)          0.2%(d)
James Clayburn La Force.................           2,750(c)            *(c)
Dale R. Laurance........................           1,000               *
David M. Petrone........................           8,250(c)            *(c)
James L. Rainey, Jr.....................             950(c)            *(c)
J. W. Simmons...........................          12,750(c)            *(c)
Richard J. Slater.......................          39,991(d)          0.2%(d)
Gerald L. Stevenson.....................          69,490(d)          0.3%(d)
Noel G. Watson..........................         192,388(d)          0.8%(d)
All directors and executive officers as
 a group................................       5,256,305(c),(d)     20.9%(c),(d)

*  Less than 0.1%
--------
(a) Ownership is direct unless indicated otherwise.
(b) Calculation is based on 25,115,907 shares of Common Stock outstanding as of January 5, 1995.
(c) Shares beneficially held include 750 shares subject to unexercised Outside Director Stock Options exercisable within 60 days following the date of this proxy statement.
(d) Shares beneficially held include shares subject to unexercised employee stock options exercisable within 60 days following the date of this proxy statement, as follows: Mr. Berkley, 1,800; Mr. Kerler, 24,400; Richard J. Slater, 10,400; Mr. Stevenson, 36,000; and Mr. Watson, 31,800, and all directors and executive officers as a group, 242,859.

1. ELECTION OF DIRECTORS

  The bylaws of the Company presently provide for eleven directors. The Certificate of Incorporation and the bylaws of the Company divide the Board of Directors into three classes with the terms of office of the directors of each class ending in different years: The terms of Classes I, II and III end at the annual meetings in 1997, 1995 and 1996, respectively. Classes I and II have four directors, each, and Class III has three directors.

  The nominees for Class II are to be voted upon at this annual meeting. The directors in Classes I and III will continue in office until expiration of their respective terms. Mr. J. W. Simmons, currently a director in Class II, has stated that he does not wish to stand for re-election. Mr. Simmons' contributions to the Company were many and are greatly appreciated.

  The Board of Directors has nominated Joseph F. Alibrandi, Hon. Peter H. Dailey, Robert B. Gwyn and Linda K. Jacobs for election as Class II directors for three year terms expiring at the 1998 annual meeting.

  The persons named as proxies on the accompanying proxy card intend to vote the shares as to which they are granted authority to vote for the election of the nominees listed above. The proxies may not vote for a greater number of persons than four. In the event that anyone other than these individuals should be nominated for election as a director, the proxies will vote in accordance with their best judgment.

  Although the Board of Directors does not know of any reason why any nominee will be unavailable for election, in the event any nominee should be unavailable at the time of the meeting, the proxies may be voted for a substitute nominee as selected by the Board of Directors.

  The following table sets forth information about these nominees and the directors whose terms of office do not expire at the 1995 annual meeting.

NAME AND POSITIONS                                                         DIRECTOR
HELD WITH THE COMPANY                                                CLASS  SINCE
---------------------                                                ----- --------
Joseph J. Jacobs, Chairman of the Board and Director. Dr.             III    1974
Jacobs, age 78, was chief executive officer of the Company and its predecessors from 1957 until November 19, 1992. Dr. Jacobs founded the Company as a sole proprietorship in 1947 and
incorporated it in 1957.
Noel G. Watson, President, Chief Executive Officer and                I      1986
Director. Mr. Watson, age 58, has been with the Company since
1965 and has held senior executive positions with the Company for more than the past five years.
Robert M. Barton, Secretary and Director. Mr. Barton, age 72,         III    1974
is counsel to the law firm of Barton, Klugman & Oetting. He
was a partner in that firm from 1957 until December 31, 1992.
The firm has been general counsel to the Company and its
predecessors since 1957.
Joseph F. Alibrandi, Director. Mr. Alibrandi, age 66, has been        II     1988
Chairman of the Board and Chief Executive Officer of Whittaker
Corporation for more than five years. He became Chairman of
the Board of BioWhittaker, Inc. in November 1991 when that
company was spun off from Whittaker Corporation. Mr. Alibrandi is also a director of Santa Fe Pacific Corporation, Catellus
Development Corporation, BankAmerica Corporation and Bank of
America, N.T.&S.A.
The Hon. Peter H. Dailey, Director. Mr. Dailey, age 64, is Chairman   II     1991
of Enniskerry Financial, a private investment firm. He was formerly
Ambassador to Ireland and Special Envoy to NATO. Prior to
government service, he was Vice-chairman of Interpublic Group of the Dailey International Group. He serves as non-executive Chairman of Memorex Telex, Inc. and is a Director of Chicago Title and
Trust, Pinkerton's, Inc., Sizzler, Inc. and the Wirthlin Group.

NAME AND POSITIONS                                                         DIRECTOR
HELD WITH THE COMPANY                                                CLASS  SINCE
---------------------                                                ----- --------
Robert B. Gwyn, age 55, was President, CEO and Chairman of the        II     --
Board of Agricultural Minerals and Chemicals, Inc., a company engaged in the fertilizer and methanol businesses, from 1990 until
1994, when that company was sold. From 1985 until 1990 he was
President of Agrico Chemical Company, a domestic and international manufacturer of fertilizers.
Linda K. Jacobs, Director. Dr. Linda K. Jacobs, age 47, is            II     1986
President of Middle East Technology Assistance, a non-profit corporation. From 1985 until 1993 she was a principal in Jabara-
Jacobs Associates, a consulting firm. She is a daughter of Dr.
Joseph J. Jacobs.
James Clayburn LaForce, Director. Dr. LaForce, age 66, was Dean of    I      1987
the Anderson Graduate School of Management, University of
California at Los Angeles from 1978 until 1993, when he retired.
Dr. LaForce is a director of Shearson V.I.P. Separate Account, Eli
Lilly & Co., Rockwell International Corporation, Imperial Credit
Industries, Inc., Blackrock Funds, The Timken Company, Provident
Investment Counsel Mutual Funds and Payden and Rygel Investment
Trust.
Dale R. Laurance, Director. Mr. Laurance, age 49, is Executive Vice   III    1994
President and Senior Operating Officer and a director of Occidental
Petroleum Corporation where he has been an executive since 1983.
Dr. Laurance is also a director of Canadian Occidental Petroleum,
Ltd., the Armand Hammer Museum of Art and Cultural Center, Inc. and
the Chemical Manufacturers Association.
David M. Petrone, Director. Mr. Petrone, age 50, is Chairman of       I      1987
Petrone, Petri & Company, a real estate finance and investment firm. He was Vice Chairman of Wells Fargo & Co. from 1986 until
March 1, 1992. He is a director of The Ralphs Grocery Company,
Spieker Properties, Inc., Health Science Properties, Inc. and
Finelite, Inc.
James L. Rainey, Jr., Director. Mr. Rainey, age 65, is retired. He    I      1993
was President and Chief Executive Officer of Farmland Industries,
Inc., an agricultural cooperative, from 1986 until 1991. Mr. Rainey is a director of AIR . CURE Environmental, Inc., the Wirthlin Group
and Mid-America Bio-Mat, Inc.

  Board Committees. The Board has two standing committees. The Audit Committee advises the Board on internal control and external audit matters affecting the Company, including recommendations as to the appointment of the independent auditors of the Company; reviews with such auditors the scope and results of their examination of the financial statements of the Company and any investigations by such auditors. During fiscal 1994 the Audit Committee held two meetings. The members of the Audit Committee are Messrs. Petrone (Chairman), Alibrandi, Dailey and Rainey and Dr. Linda K. Jacobs.

  The Compensation and Benefits Committee approves the salaries and bonuses of the executive officers and approves all grants of stock options under the Company's 1981 Executive Incentive Plan (other than options issued under the Outside Director Stock Option Plan). During fiscal 1994 this committee held eight meetings. The members of the Compensation and Benefits Committee are Messrs. Barton (Chairman) and Simmons and Dr. LaForce.

  Compensation of Directors. The Company pays directors who are not employed by the Company ("Outside Directors") a retainer at the rate of $15,000 per year plus a fee of $1,000 for each meeting of the board and each committee on which they serve that they attend. Pursuant to the terms of the Outside Director Stock Option Plan, each of the Outside Directors received an option for 2,000 shares of common stock on April 1, 1993. All Outside Directors receive an option for 1,000 shares at an option price equal to the Fair Market Value (as defined in the Plan) of the common stock on the first day of March of each year commencing March 1, 1994. Newly-elected Outside Directors receive an Option for 2,000 shares at a price equal to the Fair Market Value of the Common Stock on the first day of the month following the month in which they are elected.

  The Board of Directors held nine meetings during the year ended September 30, 1994. All directors attended at least 75% of all meetings of the Board of Directors and of the committees on which they served during fiscal 1994.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth information concerning the annual and long-term compensation of the Chief Executive Officer and the other five most highly compensated officers ("Named Executive Officers") of the Company for services in all capacities to the Company and its subsidiaries during its 1992, 1993, and 1994 fiscal years:

                            ANNUAL                      LONG-TERM
                       COMPENSATION (1)                COMPENSATION
                       ----------------- OTHER ANNUAL  ------------  ALL OTHER
                        SALARY   BONUS   COMPENSATION    OPTIONS    COMPENSATION
      NAME        YEAR   ($)      ($)      ($) (2)       (SHS)(3)     ($) (4)
      ----        ---- -------- -------- ------------  ------------ ------------
Noel G. Watson    1994 $432,200 $ 18,700   $21,390       100,000       $4,460
 Chief Executive  1993  423,450  383,550    12,900        15,000        4,460
  Officer         1992  313,030  352,250                  11,000        4,600
Joseph J. Jacobs  1994  432,200      -0-       -0-           -0-          -0-
 Chairman of the  1993  432,200  130,000       -0-           -0-          -0-
  Board           1992  432,200  352,250                     -0-          -0-
James E. Berkley  1994  286,000   12,350    13,400           -0-        4,449
 Executive Vice   1993  271,100  244,950     8,300        12,000        4,460
  President (5)   1992  256,600  287,250                   9,000        4,600
William R.
 Kerler           1994  250,900    9,100    70,780(6)     20,000        4,458
 Executive Vice   1993  223,250  151,200    14,600(6)     20,000        4,460
  President       1992  210,100  175,800                   7,000        4,600
Gerald L.
 Stevenson        1994  230,050    7,450    12,150        10,000        4,447
 Senior Vice      1993  214,150  144,950     7,300        10,000        4,460
  President       1992  206,600  172,750                   7,000        4,840
Richard J.
 Slater           1994  223,650    7,250     7,940        20,000        4,443
 Group Vice       1993  210,000  142,100     5,000        10,000        4,464
  President       1992  199,800  166,900                   7,000        4,600

--------
(1) Represents amounts earned by the named executive during the year indicated, and includes amounts deferred under the Company's qualified 401(k) Thrift Savings Retirement Plan and the Company's nonqualified 1991 Executive Deferral Plan and 1993 Executive Deferral Plan (the "EDPs").

(2) These amounts represent interest credited to the employees' deferred compensation account balance under the EDPs in excess of 120% of the applicable federal rate in effect at the times the interest crediting rates were set for the EDPs. Under the terms of the EDPs, executives may defer salary and bonus and are credited interest on such deferrals at rates based on the Moody's Corporate Bond Yield Averages and the number of years in the EDPs. The maximum interest rate is credited to deferral amounts only after seven years of plan participation. Although none of the named executives have seven years plan participation, the amounts shown here were computed using the maximum interest rate allowed under the EDPs. Amounts deferred are used by the Company to purchase life insurance contracts on the lives of the participants (including the named executives participating in the plan). Because it is anticipated that over the life of the plan, the insurance contracts will return value to the Company approximating, on an after-tax basis, the amounts credited as interest to the participants' account balances, this plan should have no net cost to the Company over its life.
(3) Consists solely of non-qualified stock options pursuant to the 1981 Executive Incentive Plan.
(4) Consists solely of Company contributions to the Thrift Savings Retirement ((S) 401(k)) Plan.
(5) Mr. Berkley relinquished his duties as Executive Vice President on May 26, 1994 but he will continue to serve the Company in an advisory capacity until he retires early in 1995.
(6) Also includes reimbursement of income tax paid on reimbursed moving expenses.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

  The Company's 1981 Executive Incentive Plan permits the grant of options and stock appreciation rights to employees of the Company and its subsidiaries, including officers and directors who are serving in such capacities. The following table contains information concerning options granted during the fiscal year 1994 to the only Named Executive Officers who were granted options that year. No stock appreciation rights have been granted to date.

                                                                                   POTENTIAL REALIZABLE VALUE
                              PERCENTAGE OF                                        AT ASSUMED ANNUAL RATES OF
                              TOTAL OPTIONS                                       STOCK PRICE APPRECIATION FOR
                     OPTIONS   GRANTED TO   EXERCISE OR MARKET PRICE                  OPTION TERM (7 YRS.)
                     GRANTED  EMPLOYEES IN  BASE PRICE   ON DATE OF  EXPIRATION  --------------------------------
       NAME          (SHS)(1)  FISCAL YEAR    ($/SH)    GRANT ($/SH)    DATE     0% ($)    5% ($)       10% ($)
       ----          -------- ------------- ----------- ------------ ----------- ------- -----------  -----------
Noel G. Watson       100,000      22.83%      $24.875     $24.875    30-Nov-2000 $   --  $ 1,012,660  $ 2,359,930
William R. Kerler     10,000       4.57%       21.000      21.000    10-May-2001     --       85,490      199,230
                      10,000                   17.319      20.375    14-Jun-2001  30,560      70,505      164,300
Gerald L. Stevenson   10,000       2.28%       21.000      21.000    10-May-2001     --       85,490      199,230
Richard J. Slater     10,000       4.57%       21.000      21.000    10-May-2001     --       85,490      199,230
                      10,000                   17.319      20.375    14-Jun-2001  30,560      70,500      164,300
Gain for all shareholders (based on
 25,094,900 shares outstanding at
 September 30, 1994 and a year-end
 closing price of $24.375)                                                               249,018,200  580,318,400
Gain of Named Executive Officers as a
 percent of total gain to all shareholders                                                      0.57%        0.57%

--------
(1) All grants were non-qualified options pursuant to the 1981 Executive Incentive Plan. Options are exercisable in five cumulative annual installments of 20% of the shares subject to option commencing on the first anniversary of the date of grant. Exercisability will be automatically accelerated if the optionee is terminated within three years following a Change in Control of the Company unless the Board of Directors determines that the event shall not constitute a Change of Control.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION SAR
VALUES

  The following table sets forth information regarding option exercises during the fiscal year 1994 by the Named Executive Officers and the value of their unexercised options at September 30, 1994. All options were granted under the 1981 Executive Incentive Plan. The Company has not granted any stock appreciation rights.

                                                NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                           SHARES                    OPTIONS AT          IN-THE-MONEY OPTIONS AT
                          ACQUIRED    VALUE    SEPT. 30, 1994 (SHARES)    SEPT. 30, 1994 ($)(2)
                         ON EXERCISE REALIZED ------------------------- -------------------------
          NAME            (SHARES)    ($)(1)  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- -------- ----------- ------------- ----------- -------------
Noel G. Watson..........      --          --    40,200       134,600     $459,040     $186,670
James E. Berkley........   12,000    $ 12,890   10,000        27,800     $ 33,960     $146,800
William E. Kerler.......    2,000    $ 36,600   41,600        53,000     $505,370     $286,590
Gerald L. Stevenson.....      --          --    36,000        35,800     $465,890     $201,620
Richard J. Slater.......   20,800    $358,670   10,400        41,000     $ 66,610     $198,090

--------
(1) Based on market value of the Company's common stock on the date of exercise less the option exercise price.

(2) Based on the closing price of the common stock of the Company as reported in the New York Stock Exchange Composite Transactions Report less the option exercise price.

                          BOARD COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

  The overall objectives of the Company's executive compensation program are as follows:

   --To enable the Company to attract, motivate and retain highly-qualified executives by offering competitive base salaries that are consistent with the Company's size.

   --To reward executives for past performance through a bonus program that places a substantial component of their pay at risk based on Company performance as measured by its return on net equity.

   --To provide an incentive for continued service and future performance through the use of stock options.

   --To encourage executives to have an equity ownership in the Company.

  The Company has no pension plan, but all eligible employees, including executives, may participate in the Company's Thrift Savings Retirement ((S) 401(k)) Plan and the 1989 Employee Stock Purchase Plan.

  The Compensation Committee of the Board of Directors is responsible for reviewing and approving the compensation of all executive officers and all stock option grants to all employees.

  Base Salary. In setting executive officer base salaries for 1994 the Committee considered the recommendations of Dr. Jacobs and Mr. Watson, who made salary recommendations as to all executive officers except themselves, the Committee's own subjective evaluations of those executive officers, the salary spread that has normally been maintained by the Company between levels of management, and information compiled by the Company regarding prevailing salaries for professional engineers being offered by companies that the Company regards as its competitors.

  The Committee also considered a regression analysis of the executive compensation paid by the publicly-traded engineering and construction companies that are comparable to, or greater in size than the Company, that compete with the Company for experienced employees at all levels and for which executive salary information is publicly available (the "Peer Group") made by the Company's financial staff. The Peer Group consists of Guy F. Atkinson, Blount, Inc., CRSS, Fluor Corporation, Foster Wheeler, International Technology, Michael Baker Corp., Morrison-Knudsen Corp., Stone & Webster, Inc. and the Company. This analysis relates the revenues of the members of the Peer Group to the base salaries paid to their five highest paid executives in the order of their compensation as reported in their annual reports and proxy statements for the prior year.

  Mr. Watson's initial base salary for 1994 was established in the same manner as the base salaries of the other executive officers of the Company. The Committee believes that the total salary and bonus paid to Mr. Watson and each of the Named Executive Officers was reasonable in light of the performance of the Company for fiscal 1994.

  Dr. Jacobs was the Chief Executive Officer of the Company from its organization in 1957 until he resigned that position in November 1992; he continues to serve as Chairman of the Board and as a full-time employee of the Company. The Company has an employment agreement, originally entered into on October 1, 1987, with Dr. Jacobs, described below under "Employment Contracts and Termination of Employment and Change-in-Control Arrangements", that establishes, among other matters, his base salary. The original agreement received the approval of the Board of Directors of the Company in 1987, without dissent and with Dr. Jacobs not voting. The Board subsequently delegated all decisions regarding this agreement to the Committee, which has approved subsequent amendments to it, including extensions of its term, which now expires on September 30, 1999, but there has been no change to Dr. Jacobs' base salary since 1987. The Committee has approved these amendments based on its subjective judgment of Dr. Jacobs' past and continuing contributions to the business strategy, marketing and reputation of the Company.

  Annual Bonuses. Pursuant to the Company's Incentive Bonus Plan, each year the Compensation Committee approves a target percentage of pre-tax profits to the net equity of the Company that must be achieved before any bonuses are paid. This target percentage is established on the basis of the Committee's judgment of what constitutes a reasonable minimum return for the shareholders on their investment in the Company. If pre-tax profits exceed the target, then a predetermined percentage of profits in excess of the target is placed in the bonus pool; if pre-tax earnings exceed two times the target, then a larger percentage of the excess is placed into the bonus pool. A major percentage of the bonus pool is allocated to the officers and key managers of the Company. Fifty percent of the allocation to the officers and key employees is then individually allocated to them in proportion to their weighted salaries, with the salaries of the executive officers given the greatest weight. The remainder of the executive officer pool is usually allocated in the same proportions as the initial allocations, but individual allocations are in some cases adjusted on the basis of the Committee's subjective evaluations of individual performance. However, all of the executive officers of the Company, including Mr. Watson and the other Named Executive Officers, waived the discretionary portion of their bonuses for 1994 in order to increase the discretionary pool for the other employees eligible for bonuses. Bonuses are paid in three annual installments contingent upon continued employment and may be further deferred by participants in the Company's deferred compensation plans.

  The bonus paid to Mr. Watson for 1994 was determined in the same manner as the bonuses of the other executive officers. Dr. Jacobs does not receive bonuses under the formula in the Incentive Bonus Plan, but he is eligible to receive discretionary bonuses.

  Stock Options. In determining stock option awards to executive officers for 1994 the Committee considered Dr. Jacobs' and Mr. Watson's recommendations with respect to all executive officers other than themselves, the Committee's own subjective evaluations of the executive officers and previous option awards to the executive officers. The Committee also considered the stock option awards made by four of the largest competitors of the Company that are public companies (CRSS, Fluor, Foster Wheeler and Morrison-Knudsen) to their executive officers as a percent of outstanding shares. In general, option grants by the Company as a percentage of outstanding shares have been the second highest in the named group, but the Committee considered the fact that the Company is the only company in the group that has no pension plan in evaluating the significance of its ranking in the group.

  The number of options granted to Mr. Watson for 1994 was determined by the committee on the basis of a request that he be granted such options in lieu of a salary increase proposed by the Committee. Dr. Jacobs has never been eligible for stock options by reason of his percentage interest in the outstanding stock of the Company.

  Tax Deductibility Considerations. In 1993, the Internal Revenue Code was amended to limit the deductibility of certain compensation expenses in excess of $1 million. This amendment will apply to the Company in fiscal year 1995. The Committee believes that the compensation payable for fiscal year 1995 will not result in any loss of tax deductions for the Company. It is the Committee's intent, pending finalization of the tax regulations, to adopt policies to obtain maximum deductibility of executive compensation, consistent with the objectives of the Company's executive compensation program outlined above. The Committee will continue to monitor the regulations as they are finalized to determine whether any program changes are appropriate.

                                          ROBERT M. BARTON, Chairman

                                          J. W. SIMMONS

                                          JAMES CLAYBURN LAFORCE

              ADDITIONAL INFORMATION WITH RESPECT TO COMPENSATION
                 COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
                           IN COMPENSATION DECISIONS

  Robert M. Barton, a director and Secretary of the Company and Chairman of the Compensation Committee, retired as a partner of the law firm of Barton, Klugman & Oetting, which rendered legal services to the Company during the fiscal year, on December 31, 1992. He continues to serve as counsel to the firm.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
            AMONG JACOBS ENGINEERING GROUP INC., THE S&P 500 INDEX
                  AND THE DOW JONES HEAVY CONSTRUCTION INDEX

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           JACOBS         S&P
(Fiscal Year Covered)        ENGINEERING    500 INDEX    DOW JONES
-------------------          ----------     ---------    ---------
Measurement Pt-  1989        $100           $100         $100
FYE   1990                   $151           $ 91         $100
FYE   1991                   $458           $119         $120
FYE   1992                   $483           $132         $124
FYE   1993                   $385           $149         $126
FYE   1994                   $404           $155         $140

CERTAIN TRANSACTIONS

  On September 28, 1993 the Company invested $150,000, and on January 7, 1994 the Company invested $5,150,000, in Health Science Properties, Inc. ("HSP"), a company that was then being organized as a real estate investment trust for the purpose of purchasing or building facilities to be leased by it to biotechnology companies as offices, laboratories and production facilities. On various dates between September 30, 1993 and January 12, 1994, Dr. Joseph J. Jacobs invested a total of $2,650,000, and Mr. Jerry M. Sudarsky, who was then a director of the Company, invested a total of $650,000, in HSP. During the same period other unrelated parties invested an additional $8,885,640 in HSP. All of the investors received a combination of common stock, preferred stock and notes in the same proportions, except that three of the unrelated investors purchased only common stock. HSP has advised the Company that, as of September 30, 1994, on a fully diluted basis, the Company owned an approximately 22.5% equity interest, and Dr. Jacobs owned an approximately 11.3% equity interest, in HSP.

  The purchase price of each class of the securities of HSP purchased by the Company and Dr. Jacobs was determined by the promoters of HSP and was the same purchase price as was paid for such securities by the other investors. The Board of Directors of the Company, with Dr. Jacobs and Mr. Sudarsky absent from the meeting, approved the amount to be invested by the Company in HSP, which approval was conditioned upon HSP's obtaining at least $10 million of additional capitalization from other sources and was given only after the Board had received full disclosure from Dr. Jacobs and Mr. Sudarsky regarding their own investments in HSP.

  Messrs. David M. Petrone, a director of the Company, and Jerry M. Sudarsky, a director of the Company until his resignation on February 1, 1994 to become Chief Executive Officer of HSP, are directors of HSP.

EMPLOYMENT CONTRACTS AND TERMINATION
OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  The Company has an agreement with Dr. Joseph J. Jacobs, originally entered into in 1986 providing for base pay at an annual rate of $432,500 per year for a term that has subsequently been extended to September 30, 1999. He does not receive bonuses under the formula in the Incentive Bonus Plan described above under "Board Compensation Committee Report on Executive Compensation", but he is eligible to receive discretionary bonuses. The agreement will continue in force whether or not Dr. Jacobs continues to be employed by the Company or becomes disabled. If Dr. Jacobs should die during the term of the agreement, then payments under the agreement will be made to a beneficiary named by Dr. Jacobs. If Dr. Jacobs ceases to be an employee of the Company, he will continue as a consultant to the Company in community and public affairs, in the promotion of the business expansion and goodwill of the Company and in undertaking such special assignments as the Company or its Board of Directors may request. During the term of the agreement, the Company will provide Dr. Jacobs with the same medical and life insurance and other benefits as are made available to senior management officials of the Company and will provide him with office and secretarial services. The agreement contains provisions intended to prevent Dr. Jacobs from entering into any form of competition with the Company or disclosing confidential information of the Company. The original agreement, as well as the initial extensions of its term, received the approval of the Board of Directors of the Company without dissent and with Dr. Jacobs not voting. Subsequently, the Board of Directors delegated to the Compensation Committee of the Board the sole power to approve amendments to the agreement extending its term. See "Board Compensation Committee Report on Executive Compensation", above.

2. APPROVAL OF ERNST & YOUNG LLP AS AUDITORS

  The Board of Directors, with the concurrence of the Audit Committee, has selected Ernst & Young LLP to audit the accounts of the Company for its fiscal year ending September 30, 1995. The Company has been advised by Ernst & Young LLP that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm's engagement as auditors.

  If the selection of Ernst & Young LLP is not approved by the holders of a majority of the shares represented at the meeting and voting on the proposal, or if prior to the Annual Meeting to be held in February, Ernst & Young LLP should decline to act or otherwise become incapable of acting, or if its employment should be otherwise discontinued by the Board of Directors, then in any such case the Board of Directors will appoint other independent auditors whose employment for any period subsequent to the 1995 Annual Meeting will be subject to ratification by the shareholders at the 1996 Annual Meeting.

  The Company has been advised that representatives of Ernst & Young LLP will be present at the Annual Meeting where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE SELECTION OF ERNST & YOUNG LLP AS AUDITORS FOR THE YEAR ENDING SEPTEMBER 30, 1995.

3. OTHER BUSINESS

  The Board of Directors does not intend to present any other business for action at the meeting and does not know of any business intended to be presented by others.

                            SHAREHOLDERS' PROPOSALS

  Proposals of shareholders for consideration at the annual meeting of shareholders to be held on Tuesday, February 13, 1996 must be received by the Company no later than September 1, 1995 in order to be included in the Company's proxy statement and proxy relating to that meeting.

                        COMPLIANCE WITH SECTION 16(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, except for Messrs. Dailey and Laurance, who each filed one such report late, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with on a timely basis during the fiscal year ended September 30, 1994.

                    ANNUAL REPORT AND FINANCIAL INFORMATION

  A copy of the Company's annual report for the year ended September 30, 1994 is being mailed concurrently with this Proxy Statement to each shareholder of record on the Record Date.

  THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF THE COMPANY'S REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, TO THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION TO ANY PERSON REQUESTING IN WRITING AND STATING THAT HE WAS THE BENEFICIAL OWNER OF COMMON STOCK OF THE COMPANY ON JANUARY 5, 1995. THE COMPANY WILL ALSO FURNISH COPIES OF ANY EXHIBITS TO THE FORM 10-K TO ELIGIBLE PERSONS REQUESTING EXHIBITS AT $0.50 PER PAGE, PAID IN ADVANCE. THE COMPANY WILL INDICATE THE NUMBER OF PAGES TO BE CHARGED FOR UPON WRITTEN INQUIRY. REQUESTS AND INQUIRIES SHOULD BE ADDRESSED
TO:

                Investor Relations
                Jacobs Engineering Group Inc.
                251 South Lake Avenue
                Pasadena, California 91101

  Neither the annual report nor the Form 10-K is to be regarded as proxy soliciting material or as a communication by means of which a solicitation of proxies is to be made.

                                        By Order of the Board of Directors

                                        Robert M. Barton
                                        Secretary

Pasadena, California
January 5, 1995

                         JACOBS ENGINEERING GROUP INC.
                                     PROXY
      SOLICITED BY THE BOARD OF DIRECTORS OF JACOBS ENGINEERING GROUP INC.
           ANNUAL MEETING OF SHAREHOLDERS--TUESDAY FEBRUARY 14, 1995

  THE UNDERSIGNED hereby appoints Joseph J. Jacobs, Noel G. Watson and Robert
M. Barton his true and lawful proxies (with full power of substitution) to vote in his name, place and stead all shares in Jacobs Engineering Group Inc. that the undersigned owns or is entitled to vote at the Annual Meeting of Shareholders to be held February 14, 1995, and at any adjournment thereof, upon the matters listed below in accordance with the following instructions:

  1. To elect Joseph F. Alibrandi, Hon. Peter H. Dailey, Robert B. Gwyn and Linda K. Jacobs, directors.

     VOTE (except as marked to the contrary below) [_]           DO NOT VOTE [_]

     (Instructions: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)

--------------------------------------------------------------------------------

  2. To approve Ernst & Young LLP as auditors:
                                      YES [_]NO [_]DO NOT VOTE [_]

  IF ANY OF THE FOREGOING BOXES ARE CHECKED, THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. IF NO BOX IS CHECKED UNDER ANY OF THE FOREGOING, THE SHARES WILL BE VOTED FOR THE PERSONS NOMINATED AS DIRECTORS BY THE BOARD OF DIRECTORS AND FOR THE APPROVAL OF ITEM 2. ON OTHER MATTERS PRESENTED, THE SHARES WILL BE VOTED IN ACCORDANCE WITH THE PROXIES' BEST JUDGMENT.

 Receipt of the Jacobs Engineering Group Inc. Proxy Statement dated January 5, 1995 and Annual Report for the year ended September 30, 1994 is hereby acknowledged. Please vote my (our) shares as indicated on the face of this proxy.

                                                                   (L.S.)
                                         --------------------------------

                                                                   (L.S.)
                                         --------------------------------

                                           Dated:                 , 1995
                                                 -----------------
                                           Attorneys, executors, trustees,
                                           etc. should show such capacity
                                           when signing and unless the
                                           certificate(s) is (are) registered
                                           in their names, should submit a
                                           Proxy from the record owner.
                                           Evidence of their authority should
                                           accompany the Proxy. Joint owners
                                           should each sign individually.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. PLEASE SPECIFY CHOICES, DATE, SIGN AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF RETURNED IN THE ENCLOSED ENVELOPE AND MAILED IN THE UNITED STATES.